LIONBRIDGE SECURES SIX YEAR $100+ MILLION AGREEMENT WITH A LEADING PROVIDER OF POWER AND
ENGINE SYSTEMS

Lionbridge’s Innovative Global Authoring Solutions Enable Client to Manage Technical Content
Efficiently in Global Markets

WALTHAM, Mass. – February 26, 2014 – Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced that it has renewed its relationship for an additional six years with a leading provider of power and engine systems. The estimated value of this contract is over $100 million over its six year term. With this agreement, Lionbridge will be the preferred provider of global technical publications and will manage the program across Lionbridge solution centers in the US, UK, Germany, the Nordics and India.

Lionbridge supports the client across several programs for technical and non-technical services. This new contract is an extension and expansion of the largest program and provides opportunities for further expansion across other divisions and programs of the company.

“With a proven track record of managing complex programs for world-leading brands we are delighted this global leader chose Lionbridge as its partner,” said Rory Cowan, CEO, Lionbridge. “This agreement extends and expands our long-standing relationship and reflects our shared commitment to service excellence and innovation. Our consistently high quality ratings, global content expertise and engineering support experience will help our client further its mission to provide world-leading systems and services.”

As a leading provider of integrated power systems and services to the civil aerospace, defense aerospace, marine and energy markets, this Lionbridge client has a broad customer base comprising hundreds of airlines, thousands of aircraft and helicopter operators, hundreds of armed forces and thousands of marine and energy customers in more than 80 countries. To support this client’s mission to deliver world-class technologies and services, Lionbridge provides integrated technical authoring and illustration production that enables the company to create, manage and distribute effective maintenance and support information to its partners and customers worldwide.

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, application testing, global content creation and management solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries. To learn more, visit http://www.lionbridge.com.

Contact:
Sara Buda
Lionbridge
(781) 434-6190
sara.buda@lionbridge.com

Forward-Looking Statements
This press release contains express or implied forward-looking statements, including statements relating to estimated revenues associated with the customer engagement referenced. Lionbridge’s actual experiences and results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include; the termination of the customer engagement prior to the end of its term; the size, timing and recognition of revenue; the mix of services required by the customer and the countries of execution of the services; continued uncertainty, volatility or deterioration in global economic conditions that could negatively affect demand for the Company’s services; continued fluctuations in political, economic and business conditions, and additional downturns in worldwide economic conditions generally, and in the information technology and software industries specifically; Lionbridge’s ability to forecast revenue, profitability and customer demand; Lionbridge’s ability to perform services in lower cost operational locations; and customer delays or postponements of services. For a more detailed description of the risk factors associated with Lionbridge, Please refer to Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15,2013.